EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2019 Results and Reconfirms Full Year 2019 Guidance
Summary of Second Quarter 2019 Results (in millions, except LNG data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Revenues	$2,292	$1,543	49%	$4,553	$3,785	20%
Net income (loss)[1]	$(114)	$(18)	533%	$27	$339	(92)%
Consolidated Adjusted EBITDA[2]	$615	$531	16%	$1,265	$1,438	(12)%
LNG exported:
Number of cargoes	104	61	70%	191	128	49%
Volumes (TBtu)	361	219	65%	671	463	45%
LNG volumes loaded (TBtu)	360	222	62%	669	463	44%

Summary 2019 Full Year Guidance (in billions)

	2019
Consolidated Adjusted EBITDA[2]	$2.9	-	$3.2
Distributable Cash Flow[2]	$0.6	-	$0.8

Recent Highlights
Strategic

•
In May 2019, our wholly owned subsidiary Cheniere Corpus Christi Liquefaction Stage III, LLC entered into an integrated production marketing (“IPM”) transaction with Apache Corporation (“Apache”) to purchase 140,000 MMBtu per day of natural gas, for a term of approximately 15 years, at a price based on international LNG indices, net of a fixed liquefaction fee and certain costs incurred by Cheniere.

•
In May 2019, the board of directors of the general partner of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) made a positive final investment decision (“FID”) with respect to Train 6 of the SPL Project (defined below) and issued a full notice to proceed with construction to Bechtel Oil, Gas and Chemicals, Inc. in June 2019.

Operational

•	As of July 31, 2019, over 750 cumulative LNG cargoes have been produced, loaded and exported from our liquefaction projects.

•	In June 2019, first LNG production from Train 2 of the CCL Project (defined below) occurred, and the first commissioning cargo from Train 2 was exported.

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Financial

•	For the six months ended June 30, 2019, we reported a net income[1] of $27 million, Consolidated Adjusted EBITDA[2] of $1.27 billion, and Distributable Cash Flow[2] of approximately $320 million.

•
In June 2019, we announced a capital allocation framework which prioritizes investments in the growth of our liquefaction platform, improvement of consolidated leverage metrics, and a return of excess capital to shareholders under a 3-year, $1.0 billion share repurchase program.

•
In June 2019, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreements (“SPAs”) with Endesa S.A. and PT Pertamina (Persero) relating to Train 1 of the CCL Project.

•
In June 2019, Cheniere Corpus Christi Holdings, LLC and its subsidiaries, as guarantors, entered into a note purchase agreement with Allianz Global Investors GmbH to issue an aggregate principal amount of $727 million of 4.80% Senior Secured Notes due 2039 (the “Notes”), with closing and funding of the Notes conditional in part on the Notes receiving at least two investment grade ratings within 18 months of the date of the note purchase agreement.

•
In May 2019, Cheniere Partners entered into 5-year, $1.5 billion credit facilities, which consist of a $750 million delayed draw term loan and a $750 million revolving credit facility, to fund a portion of the development and construction of Train 6, a third LNG berth, and supporting infrastructure at the SPL Project.

Liquefaction Projects Update

	SPL Project	CCL Project
Liquefaction Train	Train 6	Train 2	Train 3
Project Status	Under Construction	Commissioning	Under Construction
Project Completion Percentage(1)	32.4%(2)	99.5%(3)	62.4%(4)
Expected Substantial Completion	1H 2023	3Q 2019	2H 2021
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of June 30, 2019
(2) Engineering 74.1% complete, procurement 48.2% complete, and construction 2.1% complete
(3) Completion percentage for Stage 1, includes Trains 1 and 2
(4) Engineering 94.3% complete, procurement 92.5% complete, and construction 29.2% complete

Houston, Texas - August 8, 2019 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported a net loss1 of $114 million, or $0.44 per share (basic and diluted), for the three months ended June 30, 2019, compared to a net loss of $18 million, or $0.07 per share (basic and diluted), for the comparable 2018 period. Cheniere reported a net income of $27 million, or $0.11 per share (basic and diluted) for the six months ended June 30, 2019, compared to net income1 of $339 million, or $1.42 per share - basic and $1.40 per share - diluted, for the comparable 2018 period. Net loss increased during the three months ended June 30, 2019 as compared to the three months ended June 30, 2018 and net income decreased during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 primarily due to increased total operating costs and expenses as a result of additional Trains in operation between each of the periods and certain maintenance and related activities at the SPL Project, increased interest expense, increased net derivative loss, and decreased margins per MMBtu of LNG recognized in income primarily due to decreased pricing on LNG sold by our marketing affiliate, partially offset by increased volumes of LNG recognized in income and decreased net income attributable to non-controlling interest.

Consolidated Adjusted EBITDA2 for the three months ended June 30, 2019 was $615 million, compared to $531 million for the comparable 2018 period. The increase in Consolidated Adjusted EBITDA was primarily due to increased income from operations.

Consolidated Adjusted EBITDA for the six months ended June 30, 2019 was $1.27 billion, compared to $1.44 billion for the comparable 2018 period. The decrease in Consolidated Adjusted EBITDA was primarily due to decreased income from operations and decreased adjustments for certain non-cash items including net gain from changes in fair value of commodity and foreign exchange (“FX”) derivatives.

During the three months ended June 30, 2019, 104 LNG cargoes were exported from our liquefaction projects, one of which was a commissioning cargo. During the six months ended June 30, 2019, 191 LNG cargoes were exported from our liquefaction projects, of which eight were commissioning cargoes. Twelve cargoes exported from our liquefaction projects and sold on a delivered basis were in transit as of June 30, 2019, one of which was a commissioning cargo.

“The second quarter was highlighted by continued execution on our growth plans through a positive FID on Train 6 at Sabine Pass, continued commercial innovation with the long-term IPM contract with Apache, and continued financial discipline, reflected in the capital allocation framework we announced during the quarter,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “LNG volumes in our portfolio, via early completion of Trains and excellent operational performance at both Sabine Pass and Corpus Christi, continue to help offset relative softness in short-term LNG market pricing. Our outlook for the remainder of 2019 remains strong, and we are reiterating our full year Consolidated Adjusted EBITDA and Distributable Cash Flow guidance today.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2019:

	Three Months Ended June 30, 2019		Six Months Ended June 30, 2019
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	361	3	645	28
Volumes loaded during the prior period but recognized during the current period	27	—	25	3
Less: volumes loaded during the current period and in transit at the end of the period	(36)	(3)	(36)	(3)
Total volumes recognized in the current period	352	—	634	28
In addition, during the three and six months ended June 30, 2019, we recognized the financial impact of 5 TBtu of LNG and 23 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Summary of Financial Performance
Second Quarter and Full Year 2019 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of June 30, 2019 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Income from operations increased $96 million during the three months ended June 30, 2019 as compared to the comparable 2018 period. The increase in income from operations was primarily driven by an increase in LNG volumes recognized in income due primarily to additional Trains in operation and increased net gain from changes in fair value of commodity and FX derivatives, partially offset by decreased pricing of LNG sales recognized in income and increased total operating costs and expenses as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project.

Income from operations decreased $45 million during the six months ended June 30, 2019 as compared to the comparable 2018 period. The decrease in income from operations was primarily driven by increased total operating costs and expenses as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project and decreased pricing of LNG sales recognized in income, partially offset by an increase in LNG volumes recognized in income primarily due to additional Trains in operation and increased net gain from changes in fair value of commodity and FX derivatives.

Selling, general and administrative expense included share-based compensation expenses of $23 million and $43 million, respectively, for the three and six months ended June 30, 2019, compared to $20 million and $38 million for the comparable 2018 periods.

Net income attributable to non-controlling interest decreased $52 million and $99 million during the three and six months ended June 30, 2019 as compared to the comparable 2018 periods, primarily due to the decrease of non-controlling interest as a result of our merger with Cheniere Energy Partners LP Holdings, LLC in September 2018. During the three months ended June 30, 2019, net income attributable to non-controlling interest also decreased as compared to the three months ended June 30, 2018 due to the decrease in consolidated net income recognized by Cheniere Partners, in which the non-controlling interests are held.
Capital Resources
As of June 30, 2019, we had cash and cash equivalents of $2.3 billion on a consolidated basis, of which $1.0 billion was held by Cheniere Partners. In addition, we had current restricted cash of $1.2 billion designated for the following purposes: $596 million for the SPL Project, $279 million for the CCL Project and $286 million for other restricted purposes.
Liquefaction Projects
SPL Project and CCL Project
Through Cheniere Partners, we are developing six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Trains 1 through 5 are operational and Train 6 is under construction.
We are developing three Trains near Corpus Christi, Texas (the “CCL Project”). Train 1 is operational, Train 2 is undergoing commissioning, and Train 3 is under construction.
Our Trains are expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG per Train, and average run rate adjusted nominal production capacity of approximately 4.7 to 5.0 mtpa of LNG per Train.
Corpus Christi Stage 3
We are developing up to seven midscale liquefaction Trains adjacent to the CCL Project (“Corpus Christi Stage 3”), each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa of LNG. In June 2018, we filed an application with FERC to site, construct, and operate Corpus Christi Stage 3, and we are in the process of obtaining all necessary regulatory approvals for Corpus Christi Stage 3.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the second quarter on Thursday, August 8, 2019, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected adjusted aggregate nominal production capacity of up to 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to the amount and timing of share repurchases. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
LNG revenues	$2,173	$1,442	$4,316	$3,608
Regasification revenues	67	65	133	130
Other revenues	52	36	104	47
Total revenues	2,292	1,543	4,553	3,785

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,277	873	2,491	2,051
Operating and maintenance expense	295	147	516	287
Development expense	3	3	4	4
Selling, general and administrative expense	77	73	150	140
Depreciation and amortization expense	204	111	348	220
Impairment expense and loss on disposal of assets	4	—	6	—
Total operating costs and expenses	1,860	1,207	3,515	2,702

Income from operations	432	336	1,038	1,083

Other income (expense)
Interest expense, net of capitalized interest	(372)	(216)	(619)	(432)
Loss on modification or extinguishment of debt	—	(15)	—	(15)
Derivative gain (loss), net	(74)	32	(109)	109
Other income	16	10	32	17
Total other expense	(430)	(189)	(696)	(321)

Income before income taxes and non-controlling interest	2	147	342	762
Income tax benefit (provision)	—	3	(3)	(12)
Net income	2	150	339	750
Less: net income attributable to non-controlling interest	116	168	312	411
Net income (loss) attributable to common stockholders	$(114)	$(18)	$27	$339

Net income (loss) per share attributable to common stockholders—basic	$(0.44)	$(0.07)	$0.11	$1.42
Net income (loss) per share attributable to common stockholders—diluted	(0.44)	(0.07)	$0.11	$1.40

Weighted average number of common shares outstanding—basic	257.4	242.8	257.3	239.2
Weighted average number of common shares outstanding—diluted	257.4	242.8	258.6	241.7

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission.

(2)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	June 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,279	$981
Restricted cash	1,161	2,175
Accounts and other receivables	433	585
Inventory	290	316
Derivative assets	127	63
Other current assets	135	114
Total current assets	4,425	4,234

Property, plant and equipment, net	29,073	27,245
Operating lease assets, net	502	—
Debt issuance costs, net	55	72
Non-current derivative assets	103	54
Goodwill	77	77
Other non-current assets, net	337	305
Total assets	$34,572	$31,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$120	$58
Accrued liabilities	1,572	1,169
Current debt	—	239
Deferred revenue	136	139
Current operating lease liabilities	292	—
Derivative liabilities	84	128
Other current liabilities	3	9
Total current liabilities	2,207	1,742

Long-term debt, net	29,944	28,179
Non-current operating lease liabilities	202	—
Non-current finance lease liabilities	58	57
Non-current derivative liabilities	94	22
Other non-current liabilities	44	58

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at June 30, 2019 and December 31, 2018
Issued: 270.5 million shares at June 30, 2019 and 269.8 million shares at December 31, 2018
Outstanding: 257.5 million shares at June 30, 2019 and 257.0 million shares at December 31, 2018	1	1
Treasury stock: 13.0 million shares and 12.8 million shares at June 30, 2019 and December 31, 2018, respectively, at cost	(423)	(406)
Additional paid-in-capital	4,097	4,035
Accumulated deficit	(4,129)	(4,156)
Total stockholders’ deficit	(454)	(526)
Non-controlling interest	2,477	2,455
Total equity	2,023	1,929
Total liabilities and equity	$34,572	$31,987

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2019 and 2018 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$(114)	$(18)	$27	$339
Net income attributable to non-controlling interest	116	168	312	411
Income tax provision (benefit)	—	(3)	3	12
Interest expense, net of capitalized interest	372	216	619	432
Derivative loss (gain), net	74	(32)	109	(109)
Other income	(16)	(10)	(32)	(17)
Income from operations	$432	$336	$1,038	$1,083
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	204	111	348	220
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(56)	65	(183)	102
Total non-cash compensation expense	31	19	56	33
Impairment expense and loss on disposal of assets	4	—	6	—
Consolidated Adjusted EBITDA	$615	$531	$1,265	$1,438

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and six months ended June 30, 2019 and forecast amounts for full year 2019 (in billions):

	Three Months	Six Months
	Ended	Ended	Full Year
	June 30, 2019	June 30, 2019	2019
Net income attributable to common stockholders	$(0.11)	$0.03	$0.0	-	$0.2
Net income attributable to non-controlling interest	0.12	0.31	0.5	-	0.6
Income tax provision	0.00	0.00			0.0
Interest expense, net of capitalized interest	0.37	0.62			1.5
Depreciation and amortization expense	0.20	0.35			0.8
Other expense, financing costs, and certain non-cash operating expenses	0.04	(0.04)			0.1
Consolidated Adjusted EBITDA	$0.62	$1.27	$2.9	-	$3.2
Distributions to CQP non-controlling interest	(0.15)	(0.30)			(0.6)
SPL and CQP cash retained and interest expense	(0.28)	(0.59)			(1.5)
Cheniere interest expense, income tax and other	(0.07)	(0.06)			(0.3)
Cheniere Distributable Cash Flow	$0.12	$0.32	$0.6	-	$0.8

Note: Totals may not sum due to rounding.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491